Exhibit 99.2  -  Management Assertion as to compliance with minimum
		 servicing standards for the year ended December 31, 2005


Wachovia Corporation
NC0572
201 Soutn Coflage Street. 17th Floor
Charlotte Plaza Building
Charlotte, NC 28244

					WACHOVIA


		Management Assertion


As of and for the year ended December 31, 2005, Wachovia Bank, National Association (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers, relating to its servicing of asset securitizations, pursuant to the respective Servicing Agreements for the Wachovia Asset Securitization Inc.
(WASI) Trust 2003 HE-2 (the Trust), except for minimum servicing standards I.2, I.4, III.3, III.4, III.6, V.3, and V.4, which are inapplicable to the servicing of the WASI Trust. As of and for this same period, the Bank had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $25 million, respectively.



/s/  John Gordon			3/15/06
Asset Backed Services			Date
John Gordon

/s/  Walter Davis			3/15/06
Retail Credit Products and Businesses	Date
Walter Davis